Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Second Quarter 2007 Results

For the second quarter of 2007, highlights include:

•	Product revenue gross margins up approximately 160bps to 41.5 percent

•	Earnings per fully diluted share of $0.21

•	EBITDA up over 12 percent sequentially to $93.9 million

•	Repurchased approximately $55 million of common stock

•	Cash and cash equivalents at over $255 million

PHOENIX, Ariz. – Jul. 31, 2007 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the second quarter of 2007 were $381.2 million, an increase of approximately 2 percent from the first quarter of 2007. Total revenues during the second quarter included approximately $355.8 million of product revenues and approximately $25.4 million of manufacturing services revenues. During the second quarter of 2007, the company reported net income of $63.3 million, or $0.21 per share on a fully diluted basis. Second quarter 2007 results include approximately $3.5 million associated with stock-based compensation expense. During the first quarter of 2007, the company reported net income of $54.0 million, or $0.18 per share on a fully diluted basis. First quarter 2007 results included approximately $3.3 million associated with stock-based compensation expense.

On a mix-adjusted basis, average selling prices in the second quarter of 2007 were down approximately two to three percent from the first quarter of 2007. The company’s total gross margin in the second quarter was 38.3 percent, an increase of approximately 180 basis points as compared to the first quarter of 2007, primarily due to the sale of obsolete leaded parts which helped margins by approximately 100 basis points and improved product mix. Gross margins for product revenue were 41.5 percent, or an increase of approximately 160 basis points, during the second quarter of 2007 compared to 39.9 percent during the first quarter of 2007.

EBITDA for the second quarter of 2007 was $93.9 million. EBITDA for the first quarter of 2007 was $83.6 million. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set forth in the attached schedule.

“The second quarter of 2007 marks the tenth consecutive quarter of profitability for ON Semiconductor,” said Keith Jackson, ON Semiconductor president and CEO. “As our ongoing cash generating capabilities have

– more –

ON Semiconductor Reports Second Quarter 2007 Results

2 – 2 – 2 – 2

improved over the last few years, we continue pursuing shareholder friendly actions. In the second quarter of 2007, we used cash on hand to repurchase approximately $55 million of our common stock. On the business front, we continue to be positive about our prospects for the second half of 2007. Our beginning product backlog for the third quarter is up sequentially by over 10 percent driven by new product wins and product ramps in the Computing, Consumer Electronics and Wireless end-markets. These three end-markets also typically have stronger seasonal demand in the second half of the year driven by “back-to-school” and holiday platform builds.”

THIRD QUARTER 2007 OUTLOOK

“Based upon product booking trends, backlog levels and estimated turns levels, we anticipate that product revenues will be approximately $370 to $380 million in the third quarter of 2007,” Jackson said. “In addition, we anticipate approximately $23 million of manufacturing services revenue during the third quarter. Backlog levels at the beginning of the third quarter of 2007 were up from backlog levels at the beginning of the second quarter of 2007 and represent over 90 percent of our anticipated third quarter 2007 revenues. We expect that average selling prices for the third quarter of 2007 will be down approximately two percent sequentially. We expect our product gross margin and our total gross margin in the third quarter of 2007 to be approximately flat with the second quarter of 2007. We currently expect our stock-based compensation expense in accordance with FAS No. 123 (R) to be approximately $4 million in the third quarter of 2007.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 8:00 a.m. Eastern time (ET) today to discuss the second quarter 2007 results and other related material information. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available at this site approximately one hour following the live broadcast and will continue to be available for approximately 30 days following the conference call. Investors and interested parties can also access the conference call through a telephone call by dialing (703) 639-1369. ON Semiconductor will provide a dial-in replay approximately one hour following the live broadcast that will continue through approximately Aug. 7, 2007. The dial-in replay number is (703) 925-2533 and the access code is 1111490.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

# # #

ON Semiconductor Reports Second Quarter 2007 Results

3 – 3 – 3 – 3

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the second quarter of 2007 and its bookings trends, backlog levels, estimated turns levels, anticipated revenues, gross margins and average selling prices, stock based compensation expense, 2007 revenue expectations and similar matters. All forward-looking statements in this news release are based on management’s current expectations and estimates, and involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are revenues and operating performance, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in “Item 1A Risk Factors” of our Form 10-K for the year ended December 31, 2006 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Second Quarter 2007 Results

4 – 4 – 4 – 4

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended			Six Months
	June 29, 2007	March 30, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Product revenues	$355.8	$347.8	$361.5	$703.6	$694.5
Manufacturing services revenues	25.4	26.4	13.8	51.8	14.8

Net revenues	381.2	374.2	375.3	755.4	709.3

Cost of product revenues	208.1	209.0	211.1	417.1	426.9
Cost of manufacturing services revenues	27.1	28.6	11.0	55.7	11.5

Cost of revenues	235.2	237.6	222.1	472.8	438.4

Gross profit	146.0	136.6	153.2	282.6	270.9

Operating expenses:
Research and development	32.4	30.8	25.2	63.2	48.8
Selling and marketing	23.3	22.9	22.7	46.2	43.7
General and administrative	18.8	20.2	21.3	39.0	41.5
Restructuring, asset impairments and other, net	—	—	3.3	—	3.3

Total operating expenses	74.5	73.9	72.5	148.4	137.3

Operating income	71.5	62.7	80.7	134.2	133.6

Other income (expenses), net:
Interest expense	(9.4)	(9.7)	(13.1)	(19.1)	(26.1)
Interest income	2.9	2.8	2.8	5.7	4.8
Other	—	(0.5)	(0.2)	(0.5)	0.8
Loss on debt prepayment	—	(0.1)	—	(0.1)	—

Other income (expenses), net	(6.5)	(7.5)	(10.5)	(14.0)	(20.5)

Income before income taxes and minority interests	65.0	55.2	70.2	120.2	113.1
Income tax provision	(1.4)	(0.6)	(1.8)	(2.0)	(3.8)
Minority interests	(0.3)	(0.6)	(0.9)	(0.9)	(1.4)

Net income	$63.3	$54.0	$67.5	$117.3	$107.9

Income per common share:
Basic:	$0.22	$0.19	$0.21	$0.40	$0.34

Diluted:	$0.21	$0.18	$0.19	$0.38	$0.31

Weighted average common shares outstanding:
Basic	290.9	289.5	322.8	290.2	317.3

Diluted:	306.5	300.6	355.7	306.1	350.8

ON Semiconductor Reports Second Quarter 2007 Results

5 – 5 – 5 – 5

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	June 29, 2007	March 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$255.8	$275.8	$268.8
Receivables, net	172.1	174.3	177.9
Inventories, net	221.1	213.3	212.7
Other current assets	36.9	35.7	34.3
Deferred income taxes	7.3	8.5	7.1

Total current assets	693.2	707.6	700.8
Property, plant and equipment, net	597.9	594.8	578.1
Goodwill	81.1	81.1	80.7
Intangible assets, net	9.2	9.8	10.4
Other assets	46.3	47.4	46.5

Total assets	$1,427.7	$1,440.7	$1,416.5

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$128.3	$138.2	$165.7
Accrued expenses	102.4	104.3	111.7
Income taxes payable	3.2	2.5	3.2
Accrued interest	1.1	5.2	1.3
Deferred income on sales to distributors	110.4	121.8	123.2
Current portion of long-term debt	26.0	26.7	27.9

Total current liabilities	371.4	398.7	433.0
Long-term debt	1,117.4	1,123.7	1,148.1
Other long-term liabilities	51.3	51.3	35.8
Deferred income taxes	5.4	5.2	4.2

Total liabilities	1,545.5	1,578.9	1,621.1

Minority interests in consolidated subsidiaries	19.3	19.0	20.8

Common stock	3.4	3.3	3.3
Additional paid-in capital	1,394.3	1,380.1	1,356.4
Accumulated other comprehensive loss	(3.3)	(1.0)	(0.4)
Accumulated deficit	(1,176.3)	(1,239.6)	(1,284.7)
Treasury stock	(355.2)	(300.0)	(300.0)

Total stockholders’ deficit	(137.1)	(157.2)	(225.4)

Total liabilities, minority interests and stockholders’ deficit	$1,427.7	$1,440.7	$1,416.5

ON Semiconductor Reports Second Quarter 2007 Results

6 – 6 – 6 – 6

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Six Months Ended
	June 29, 2007	March 30, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net income	$63.3	$54.0	$67.5	$117.3	$107.9
Plus:
Depreciation and amortization	22.7	22.1	17.2	44.8	40.7
Interest expense	9.4	9.7	13.1	19.1	26.1
Interest income	(2.9)	(2.8)	(2.8)	(5.7)	(4.8)
Income tax provision	1.4	0.6	1.8	2.0	3.8

EBITDA*	93.9	83.6	96.8	177.5	173.7
Increase (decrease):
Interest expense	(9.4)	(9.7)	(13.1)	(19.1)	(26.1)
Interest income	2.9	2.8	2.8	5.7	4.8
Income tax provision	(1.4)	(0.6)	(1.8)	(2.0)	(3.8)
Gain on sale or disposal of fixed assets	(3.8)	(2.5)	(0.2)	(6.3)	(0.2)
Proceeds, net of gain, from termination of interest rate swaps	(0.6)	1.4	—	0.8	—
Non-cash portion of loss on debt prepayment	—	0.1	—	0.1	—
Non-cash impairment of property, plant, and equipment	—	—	4.7	—	4.7
Amortization of debt issuance costs	1.0	1.1	0.7	2.1	1.3
Provision for excess inventories	3.7	1.6	6.6	5.3	9.1
Deferred income taxes	1.2	(0.4)	(0.5)	0.8	(0.1)
Stock compensation expense	3.5	3.3	2.4	6.8	4.3
Other	—	0.1	0.8	0.1	(0.2)
Changes in operating assets and liabilities	(35.6)	(17.7)	(18.0)	(53.3)	(35.8)

Net cash provided by operating activities	$55.4	$63.1	$81.2	$118.5	$131.7

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.